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NCO portfolio(TM)


                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE

For Immediate Release

                  NCO PORTFOLIO ANNOUNCES THIRD QUARTER RESULTS
                       WITH NET INCOME OF $0.18 PER SHARE
                 AND EARNINGS PER SHARE GUIDANCE FOR THE FOURTH
                                 QUARTER OF 2002

BALTIMORE, MD, November 5, 2002 - NCO Portfolio Management, Inc. ("NCPM") (Nasdaq: NCPM), a leading purchaser and manager of delinquent accounts receivable, announced today that during the third quarter of 2002 it achieved net income of $0.18 per share, on a diluted basis.

Total collections on purchased accounts receivable for the third quarter of 2002 were $30.7 million, an increase of $2.3 million, or 8.1%, from $28.4 million in the third quarter a year ago. Revenue in the third quarter of 2002 was up $100,000, or 0.6%, to $16.3 million from $16.2 million the previous year. Income from operations was $5.9 million for the third quarter of 2002, a decrease of $600,000, or 9.2%, from $6.5 million a year ago. During the third quarter of 2002, net income was $2.4 million, or $0.18 per share, on a diluted basis, compared to net income of $2.7 million, or $0.20 per share, on a diluted basis, from the third quarter in the previous year.

Operating expenses were $10.5 million and $9.7 million in the third quarter of 2002 and 2001, respectively. Included in operating expenses for the third quarter of 2002 and 2001 was $8.9 million and $7.3 million of servicing fees, respectively, paid for collection activities, including contingency legal fees. It is important to note that servicing fees are paid as a percentage of collections and not as a function of revenue. Servicing fees as a percentage of collections for the third quarter of 2002 and 2001 were 29% and 26%, respectively. All of the servicing fees for the third quarter of 2002 and 2001 were paid to NCO Group, Inc. ("NCOG")(Nasdaq: NCOG). NCOG owns approximately 63% of the outstanding common stock of the company.

Total overall collections for the quarter ended September 30, 2002 met our expectations. However, on several portfolios acquired over a year ago, current collection shortfalls resulted in reductions in expected future collections. Some of these changes were significant enough to create impairments as the current expected future collections fell below the current carrying values on these portfolios. These impairments are despite normal, ongoing adjustments to projected collections from the time of acquisition forward. The impairments recorded during the third quarter of 2002 and 2001 were approximately $398,000 and $1.3 million, respectively, which represented 0.3% and 0.9%, of the carrying value of all the portfolios as of September 30, 2002 and 2001, respectively. The combined carrying values of all impaired portfolios as of September 30, 2002 totaled $6.5 million, or 4.5% of total purchased accounts receivable.

During the third quarter, NCPM concluded a contract re-negotiation with the seller of several existing portfolio purchases resulting in a $4.0 million cash price reduction on several portfolio purchases dating back to 2000 and 2001. The cash price reduction includes reductions in the original purchase prices as well as compensation for lost earnings. The proceeds were recorded as adjustments to the portfolio purchase prices this quarter. On previously impaired portfolios, the cash price reduction reduced the carrying value of the portfolios, and in certain cases, the costs of the portfolios became fully recovered. $803,000 is included as revenue this quarter attributable to those portfolios where the cash price reduction was more than the carrying value of the impaired portfolios. Future collections on these fully recovered portfolios will now be considered revenue when collected. Additional revenue was recorded during the quarter and will be recorded in the future on several non-impaired portfolios due to the improved internal rates of return as a result of the cash price reduction.

For the fourth quarter of 2002, earnings per share, on a diluted basis, are expected to range from $0.14 to $0.18 per share. Collections are expected to range between $30 million and $34 million with revenue as a percentage of collections, or the revenue recognition percentage, ranging from 49% to 52%. Servicing fees are expected to be approximately 30% to 32% of collections, and interest expense is expected to range between $2.2 million and $2.5 million. New purchases are expected to range between $11 million and $15 million in the fourth quarter.





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Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive
Officer, stated, "NCPM continued to operate in a challenging environment, however we began to experience an improvement in the purchase portfolio marketplace towards the end of the quarter. While we will take advantage of the positive changes in our market, we will continue to focus on strict adherence of our current underwriting standards. We have learned a lot about this business as we have navigated through the changing economy and we believe that this is the best course to follow in order to increase long-term shareholder value through consistent growth and profitability."

The Company also announced that it will host an investor conference call on Wednesday, November 6, 2002 at 10:00 a.m., ET, to address the items discussed in this press release for the third quarter earnings in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 374-2400 (domestic callers) or (706) 679-8517 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 642-1687 (domestic callers) or (706) 645-9291 (international callers) and providing the pass code 6396703.

NCO Portfolio Management, Inc. is a leading purchaser and manager of delinquent accounts receivable.

For further information:

At NCO Portfolio Management, Inc.               At FRB/Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                        Michael DiPaolo (Media) - (212) 445-8454
(215) 441-3000                          Nicole Engel (Analysts) - (212) 445-8452
Richard J. Palmer,
SVP, Finance and CFO
(443) 436-4525
email: rick.palmer@ncogroup.com
       ------------------------

                     -------------------------------------

Certain statements in this press release, including, without limitation, statements as to NCO Portfolio's or management's outlook as to financial results in 2002 and beyond, statements as to the effects of the economy on NCO Portfolio's business, statements as to NCO Portfolio's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, risks relating to growth and future accounts receivable purchases, risks related to the company's debt, risks related to the recoverability of the purchased accounts receivable, risks related to the use of estimates, risks related to the availability to purchase accounts receivable at favorable prices in the open market, risks related to regulatory oversight, risks related to the retention of its senior management team, risks related to securitization transactions, risks related to the fluctuation in quarterly results, risks related to NCOG's ownership control of the company, risks related to the dependency on NCOG for its collections, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Richard J. Palmer, Senior Vice President, Finance/CFO, NCO Portfolio Management, Inc., 1705 Whitehead Road, Baltimore, MD 21207.
                        --------------------------------


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                         NCO Portfolio Management, Inc.
                        Unaudited Selected Financial Data
                    (in thousands, except per share amounts)

 Statements of Income:

                                                   For the Three Months Ended September 30,  For the Nine Months Ended September 30,
                                                   ----------------------------------------  --------------------------------------
                                                             2001          2002                    2001                2002
                                                           --------      --------                 -------             -------
 Revenue                                                   $ 16,189      $ 16,338                 $46,723             $46,716

 Operating costs and expenses:
    Payroll and related expenses                                525           328                   1,333               1,431
    Servicing fee expenses                                    7,347         8,932                  20,693              25,296
    Selling, general and administrative expenses                412           715                   1,507               2,087
    Amortization expense                                         75            78                     175                 228
    Impairment of purchased accounts receivable               1,321           398                   1,784               1,596
                                                           --------      --------                 -------             -------
                                                              9,680        10,451                  25,492              30,638
                                                           --------      --------                 -------             -------
                                                              6,509         5,887                  21,231              16,078
 Other income (expense):
    Interest and investment income                               41           135                     159                 569
    Interest expense                                         (2,226)       (2,143)                 (6,099)             (5,762)
                                                           --------      --------                 -------             -------
                                                             (2,185)       (2,008)                 (5,940)             (5,193)
                                                           --------      --------                 -------             -------
 Income before income tax expense                             4,324         3,879                  15,291              10,885

 Income tax expense                                           1,621         1,455                   5,734               4,083
                                                           --------      --------                 -------             -------

 Net income                                                $  2,703      $  2,424                 $ 9,557             $ 6,802
                                                           ========      ========                 =======             =======

 Net income per share:
      Basic                                                $   0.20      $   0.18                 $  0.76             $  0.50
                                                           ========      ========                 =======             =======
      Diluted                                              $   0.20      $   0.18                 $  0.76             $  0.50
                                                           ========      ========                 =======             =======

 Weighted average shares outstanding:
      Basic                                                  13,576        13,576                  12,636              13,576
      Diluted                                                13,576        13,576                  12,636              13,577


 Selected Balance Sheet Information:

                                                      As of December 31,    As of September 30,
                                                             2001                2002
                                                           --------            --------
 Cash and cash equivalents                                 $  6,509            $  5,555
 Purchased accounts receivable                              136,339             145,561
 Total assets                                               153,712             163,142

 Notes payable                                               45,379              57,212
 Notes payable - affiliates                                  47,130              33,880
 Shareholders' equity                                        57,864              64,667


 Other Selected Financial Information:

                                                  For the Three Months Ended September 30,   For the Nine Months Ended September 30,
                                                  ----------------------------------------   ---------------------------------------
                                                             2001          2002                   2001                  2002
                                                           --------      --------                -------              -------
 Collections                                               $ 28,384      $ 30,664                $78,060              $87,210
                                                           ========      ========                =======              =======

 Revenue                                                   $ 16,189      $ 16,338                $46,723              $46,716
                                                           ========      ========                =======              =======
 Revenue as a percentage of collections                          57%           53%                    60%                  54%

 Amortization of purchased accounts receivable             $ 12,195      $ 14,326                $31,337              $40,494
                                                           ========      ========                =======              =======
 Amortization as a percentage of collections                     43%           47%                    40%                  46%

 Servicing fee expenses                                    $  7,347      $  8,932                $20,693              $25,296
                                                           ========      ========                =======              =======
 Servicing fee expenses as a percentage of collections           26%           29%                    27%                  29%

